Exhibit 10.1(c)

AMENDMENT TO AMENDED AND RESTATED LEASE AGREEMENT

          THIS AMENDMENT TO AMENDED AND RESTATED LEASE AGREEMENT (the “Amendment”) is made this 17th day of May, 2002, by and between 212 C Associates, a Pennsylvania limited partnership (the “Landlord”) and ICON CLINICAL RESEARCH, INC., a Pennsylvania corporation (the “Tenant”).

WITNESSETH

          A.          O’NEILL LANSDALE PROPERTIES, L.P. (the “Original Landlord”) and Tenant entered into an Office Space Lease dated the 25th day of September, 1998, as amended July 22 and November 2,1999 and February 24, 2000, and further amended November 17, 2000 (the “Original Lease”) whereby Tenant is presently in possession of the premises containing approximately 93,795 gross rentable square feet of space in the building located at 212 Church Road in Upper Gwynedd Township, Pennsylvania (the “Demised Premises”).

          B.          212 CHURCH ASSOCIATES, L.P. (the “Subsequent Landlord”), the assignee of Original Landlord’s interest in the Lease, and Tenant subsequently entered into that certain Amended and Restated Lease Agreement dated the 1st day of January, 2001 (the “Lease”) pursuant to which Subsequent Landlord and Tenant amended and restated the Original Lease as provided therein.

          C.          On the 20th day of May, 2002, Subsequent Landlord assigned all of its right, title and interest in and to the Lease to Landlord.

          D.          Landlord and Tenant now desire to amend the Lease upon the terms and conditions as set forth herein.

          NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties hereto, intending to be legally bound, hereby agree that the Lease is hereby amended and supplemented as follows:

          1.          Recitals/Definitions. The above recitals are true and correct and are hereby incorporated into this Amendment as if set forth herein at length. Any and all capitalized terms not defined herein shall have the definitions set forth in the Lease.

          2.          Renewal Option. The fourth (4th) paragraph of Rider A attached to the Lease beginning with “The annual Fixed Basic Rent . . . .” is hereby deleted in its entirety aril replaced with the following:

          “The Fixed Basic Rent to be paid during each renewal term shall be as follows:

Dates	Rentable Sq. Ft.	Rate Per Rentable Sq. Ft.	Yearly Installment	Monthly Installment
First Renewal Option 5/01/11 to 4/30/16	93,795	$ 23.00	$ 2,157,285.00	$ 179,773.75
Second Renewal Option 5/01/16 to 4/30/21	93 795	$ 25.50	$ 2,391,772.50	$ 199,314.38

          3.          Broker. Tenant and Landlord warrant that they have had no dealings with any broker or agent in connection with the negotiations or execution of this Amendment, and Landlord and Tenant agree to indemnify the other against all costs, expenses, attorney’s fees, or other liability for commissions or other compensation or charges resulting from a breach of such representations.

          4.          Miscellaneous. Except as expressly set forth herein, the Lease is unmodified and in full force and effect. This Amendment shall be binding upon and shall inure to the benefit of the parties and their successors and assigns.

          5.          Contingency. Landlord and Tenant acknowledges that Landlord (or Landlord’s affiliate) is the equitable owner of the Demised Premises pursuant to a certain Agreement of Sale dated the 1st day of May, 2002, as same may be amended from time to time. Landlord and Tenant expressly acknowledge that this Amendment, and the rights, liabilities and obligations of the Landlord and Tenant hereunder are expressly contingent upon Landlord acquiring title to the Demised Premises. If, for any reason, Landlord fails to acquire title to the Demised Premises, this Amendment shall be null and void and neither party shall have any further rights, liabilities or obligations hereunder.